Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Prospectuses constituting part of GenCorp Inc.’s Registration Statements Nos. 333-35621 and 333-91783 on Forms S-8 pertaining to the GenCorp Retirement Savings Plan of our report dated May 25, 2005, with respect to the statement of net assets available for benefits as of December 31, 2004 of the GenCorp Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Sacramento, California
June 28, 2006